Exhibit 10.2

FTI CONSULTING, INC.

2014 EMPLOYMENT INDUCEMENT AWARD

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

To                                           (“Optionee”):

FTI Consulting, Inc. (the “Company”) has granted you an employment inducement award (the “Inducement Award”) of an option (the “Option”) to purchase                  shares of the common stock, $0.01 par value (“Common Stock”) of the Company (the “Option Shares”), at                      ($        ) per share (the “Exercise Price”). The effective “Date of Grant” will be                  , 2014, subject to your promptly accepting and acknowledging a copy of this Agreement (as defined below) to the Company.

This inducement award agreement (the “Agreement”) evidences the grant of the Option, pursuant to the Inducement Award authorized by the Compensation Committee of the Board of Directors of the Company under Rule 303.08 of the New York Stock Exchange, granted to you outside of the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated as of June 2, 2010, as further amended from time to time (the “2009 Plan”), as a material inducement for you to accept employment with the Company and enter into the Offer of Employment Letter with the Company dated                  , 20         (the “Offer Letter”). This Agreement and the Inducement Award of the Option for the Option Shares are made in consideration of your employment with the Company or Employer (as hereafter defined) and are subject to any applicable terms of the written Offer Letter, or successor agreement, each as amended or restated from time to time (“Employment Agreement”), if applicable, between you (the “Employee”) and the Company or an Affiliate of the Company (the “Employer”). This Agreement incorporates any terms and conditions relating to the Option or this Inducement Award (if applicable) contained in the Employment Agreement, and specifies other applicable terms and conditions of your Option.

Notwithstanding the foregoing, it is intended that all of the terms and conditions of the 2009 Plan that would otherwise have been applicable to the Inducement Award had the Inducement Award been granted under the 2009 Plan (except as otherwise expressly provided in this Agreement or your Employment Agreement) shall be applicable to the Inducement Award, and accordingly, references to the 2009 Plan are made herein for such purpose and those terms (including capitalized terms not defined herein or in the Employment Agreement) are incorporated herein by reference. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under this Agreement, or the 2009 Plan, with respect to the Inducement Award.

Copies of the Prospectus for the Inducement Award, as amended or restated from time to time (the “Prospectus”), and the 2009 Plan, are attached or have otherwise been electronically provided to you. By executing this Agreement, you acknowledge that you have received copies of the Prospectus and the 2009 Plan and have read, understand and

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agree to all terms. You may request additional copies of the Prospectus or the 2009 Plan by contacting the Secretary of the Company at FTI Consulting, Inc., 2 Hamill Road, North Building, Baltimore, Maryland 21210 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

This Option is intended to be and will be treated as a nonstatutory stock option.

All terms not defined by this Agreement have the meanings given in the 2009 Plan (or if applicable, the Employment Agreement).

In addition to the terms, conditions, and restrictions set forth in your Employment Agreement and the 2009 Plan, the following terms, conditions, and restrictions apply to the Option:

(1)	Exercise. You may not exercise the Option before , except as otherwise provided below.

a.	Thereafter, except as provided otherwise in this Agreement or your Employment Agreement (if applicable), so long as your “Service” (as hereafter defined) with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, you may exercise the Option to purchase Option Shares as follows:

i	[ ] Up to % of the Option Shares on or after each anniversary of the Grant Date, such that the Option will be exercisable for 100% of the Option Shares on the anniversary of the Grant Date; except that none of the Option Shares will become vested after your “Service” with the Company and its Affiliates ceases unless otherwise provided in this Agreement or the Employment Agreement.

ii	[ ] Up to % of the Option Shares on or after the year anniversary of the Grant Date, up to % of the Option Shares on or after the year anniversary of the Grant Date, up to % of the Option Shares on or after the year anniversary of the Grant Date, up to % of the Option Shares on or after the year anniversary of the Grant Date, and up to % of the Option Shares on or after the year anniversary of the Grant Date; such that 100% of the Option Shares shall be exercisable on the anniversary of the Grant Date, except that none of the Option Shares will become vested after your “Service” with the Company and its Affiliates ceases unless otherwise provided in this Agreement or the Employment Agreement.

iii	[ ] The Option will be exercisable for 100% of the Option Shares on ; except that none of the Option Shares will become vested after your “Service” with the Company and its Affiliates ceases unless otherwise provided in this Agreement or the Employment Agreement.

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b.	The Option will expire at 5:00 p.m. Eastern Time on , .

c.	The Committee may, in its sole discretion, accelerate the time at which you may exercise part or all of the Option.

d.	Unless you are party to an effective Employment Agreement that provides for different treatment of the Option on “Change in Control” (or words of similar import) (as defined in your Employment Agreement, or if not defined therein, as defined in the 2009 Plan), in which case your Employment Agreement will control the treatment of the Option on “Change in Control”, in the event of the occurrence of a “Change in Control” the Option will be treated consistent with the 2009 Plan.

e.	Unless you are party to an effective Employment Agreement that provides for different treatment of the Option on death, in which case your Employment Agreement will control the treatment of the Option on death, subject to Section 1(b) and 4(a) and (g), the Option will become exercisable in full upon your death.

f.	Unless you are party to an effective Employment Agreement that provides for different treatment of the Option upon your disability, in which case your Employment Agreement will the control the treatment of the Option upon your disability, if you terminate employment due to your “Total and Permanent Disability” (as hereafter defined), subject to Section 1(b) and 4(b) and (g), the Option will continue to become exercisable as provided above for an additional twelve (12) months following your termination. For purposes of this Agreement, “Total and Permanent Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of such definition or an effective Employment Agreement, has the meaning ascribed to such term in the Glossary to this Agreement. The Committee may require such proof of “Total and Permanent Disability” as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

g.	Unless you are a party to an effective Employment Agreement that provides for different treatment of the Option, upon termination of your employment or “Service” relationship with the Company or your Employer by the Company without “Cause” (as defined in your Employment Agreement) or upon termination of your employment or “Service” relationship with the Company or your Employer by you with “Good Reason” (as defined in your Employment Agreement), subject to Section 1(b) and 4(c) and (g), % of the Option will immediately vest and become exercisable in full upon such termination event, and the vested and unexercised portion of the Option will continue to be exercisable for days following such termination event.

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h.	You may exercise the Option only in multiples of whole Option Shares and may not exercise the Option as to fewer than one hundred Option Shares (unless the Option is then exercisable for fewer than one hundred Option Shares) at any one time. At the time of exercise, the Company will round down any fractional Option Shares but will not make any cash or other payments in settlement of fractional Option Shares eliminated by rounding.

(2)	Method of Exercise. Subject to this Agreement and consistent with any applicable provisions of the 2009 Plan, you may exercise the Option only by notice to the Company, in such form and manner as the Committee may require, on or before the Option’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the Option and the number of Option Shares with respect to which it is being exercised;

b.	contain such representations as the Company may require; and

c.	be accompanied by full payment of the Exercise Price payable for the Option Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require, to effectuate a broker-assisted cashless exercise through a brokerage firm acceptable to the Committee. The Exercise Price may be paid to the Company via cash, check, money order or wire transfer, and subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) of other shares of the Company’s Common Stock previously owned by you.

For all purposes of this Agreement, the date of exercise will be the date on which you have delivered the notice and any required payment (or, in the case of a broker-assisted cashless exercise, irrevocable broker instructions acceptable to the Committee) to the Company.

(3)	Notice of Certain Disposition. You agree to give prompt notice to the Company if you dispose of any Option Shares acquired upon exercise of the Option within one (1) year after you acquire them or within two (2) years after the Date of Grant.

(4)	Forfeiture.

a.	Unless your Employment Agreement in effect provides otherwise, in which case your Employment Agreement will control treatment of the Option upon termination by you without “Good Reason,” you will forfeit any unvested and vested and unexercised portions of the Option upon termination by you without “Good Reason.”

b.

Unless your Employment Agreement in effect provides otherwise, in which case your Employment Agreement will control treatment of the Option on death, if you terminate due to death; provided that your administrator, personal representative or executor, on behalf of your estate, timely executes and delivers a “Release” (as hereafter defined) in accordance with the Employment Agreement, your Option will vest in accordance with Section (1)(e) and will remain exercisable until the

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earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 12 months following the date of your death, and any unexercised portion of the Option shall be forfeited for no consideration thereafter.

c.	Unless your Employment Agreement in effect provides otherwise, in which case your Employment Agreement will control treatment of the Option on disability, if you terminate due to your “Total and Permanent Disability,” provided that you (or your legally appointed conservator or guardian) timely executes and delivers a Release in accordance with the Employment Agreement, your Option will continue to vest in accordance with Section (1)(f) and remain exercisable for twelve (12) months after the date of your termination due to “Total and Permanent Disability,” or five (5) business days after the latest date that your Option becomes exercisable during those twelve (12) months, if later; provided, however, in no event shall any Option be exercisable after the expiration date set forth in Section (1)(b), and any unexercised portion of the Option will be forfeited immediately thereafter for no consideration.

d.	Unless your Employment Agreement in effect provides otherwise, in which case your Employment Agreement will control treatment of the Option, on the termination of your employment or “Service” relationship by the Company or your Employer without “Cause,” or termination of your employment or “Service” relationship with the Company or your Employer by you with “Good Reason,” provided that you timely execute and deliver a “Release” in accordance with the Employment Agreement, % of your Option will immediately vest and become exercisable in accordance with Section (1)(g) and will remain exercisable for days after the date of such termination event; provided, however, in no event shall any Option be exercisable after the expiration date set forth in Section (1)(b), and any unvested and vested and unexercised portion of the Option will be forfeited immediately thereafter for no consideration.

e.	If you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide “Services” (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or “Service” relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or “Service” relationship is with a business, trade or entity that, after the Date of Grant, ceases for any reason to be part of the Company or an Affiliate, your employment or “Service” relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or Service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

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f.	Unless your Employment Agreement defines “Cause” differently, in which case your Employment Agreement will control the treatment of the Option, in the case of an event constituting “Cause,” the term “Cause” shall have the meaning ascribed to such term in the Glossary. The unvested and vested and unexercised portion of the Option will be forfeited immediately upon your commission of any act constituting “Cause,” as determined by the Committee, which determination will be conclusive.

g.	The failure to timely execute and deliver a “Release” in accordance with the Employment Agreement by you (or if applicable, your executor, administrator, or legally authorized guardian or personal representative) shall result in the forfeiture of the unexercised portion of the Option and applicable Option Shares for no consideration.

(5)	Stock Certificates. As soon as practicable after exercise of the Option, the Company will deliver a share certificate to you, or deliver Option Shares issued upon exercise, electronically or in certificate form to your designated broker on your behalf. Any share certificates delivered or Option Shares delivered electronically, will, unless the Option Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Option Shares. If you are deceased (or in case of your Total and Permanent Disability and if necessary) at the time that a delivery of shares is to be made, the shares will be delivered in accordance with the instructions received from your executor, administrator, legally authorized conservator or guardian or personal representative.

(6)	Postponement of Delivery. The Company may postpone the issuance and delivery of any Option Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	the completion or amendment of any registration of the Option Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

b.	compliance with any requests for representations; and

c.	receipt of proof satisfactory to the Company that a person seeking to exercise the Option on your behalf upon your Total and Permanent Disability (if necessary), or upon your estate’s behalf after your death, is authorized and entitled to exercise the Option.

(7)	Limitation on Exercise by Law. You may not exercise the Option if the issuance of the Option Shares upon such exercise would violate any applicable federal securities laws or other laws or regulations.

(8)	Non-Guarantee of Employment or Service Relationship. Nothing in this Agreement alters your at-will or other employment status pursuant to your Employment

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Agreement, if applicable, or other “Service” relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or “Service” relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a “Service” relationship with, the Company (or your Employer) or any of its Affiliates for any period of time. This Agreement does not limit in any manner the right of the Company or Employer to discharge you at any time with or without “Cause” or notice and whether or not such discharge results in the forfeiture of any Options or any other adverse effect on your interests under the Inducement Award.

(9)	Entire Agreement. This Agreement, and the terms of the Employment Agreement (if applicable) and 2009 Plan incorporated into this Agreement, contain the entire agreement between you and the Company with respect to the Option. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Option are superseded by this Agreement and are void and ineffective for all purposes.

(10)	Rights as Stockholder. You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares unless and until they have been issued to you after your exercise of this Option and payment for the Option Shares.

(11)	Restrictions on Transfer. This Option cannot be assigned, transferred, pledged, hypothecated, hedged or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the Option is transferable by way of will or the laws of descent and distribution. Any sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, or purported sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions. During your lifetime, only you (or, upon your Total and Permanent Disability and if necessary, a guardian or legal representative) may exercise the Option.

(12)	Company’s Rights. You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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(13)	Tax Withholding. At the time of exercise, the Company or its Affiliates may withhold from your payroll or any other payment due to you, and you agree to make adequate provision for, all taxes required by law to be withheld in connection with the Option. The Company or its Affiliates may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option or issuance of certificates representing, or the electronic delivery of, the Option Shares. The Committee may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the Option Shares to be issued upon exercise that number of Option Shares, or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

(14)	Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Inducement Award, the Option or the Option Shares will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(15)	Adjustments. The Committee shall make various adjustments to your Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, consistent with the terms of the 2009 Plan.

(16)	Amendment. This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse effect on the Option or Option Shares, as determined by the Committee, except as provided in the 2009 Plan, the Employment Agreement (if applicable) or in a written document signed by you and the Company.

(17)	Notice. Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be acceptable.

(18)

Conformity and Conflict. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any term in this Agreement, the 2009 Plan or your Employment Agreement (if applicable), the provisions of, first, your Employment

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Agreement, second, this Agreement and lastly, the 2009 Plan, will control in that order of priority, except in the case of Section 14 of this Agreement, which will control in all cases.

(19)	Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s) as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

(20)	Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(21)	Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(22)	Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

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GLOSSARY

(a) “Cause” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means (i) conviction of or pleading of nolo contendre to a felony, (ii) fraud on or misappropriation of any funds or property of the Company, an Affiliate, customer or client, (iii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company and its Affiliates, (iv) dishonesty, (v) engaging in any act or omission which is in material violation of any Company or Employer policy, (vi) willful misconduct in connection with your duties or responsibilities or otherwise, gross negligence in the performance of your duties or responsibilities, or (vii) failure to perform your responsibilities in the best interests of the Company or any of its Affiliates, each as determined in good faith by the Company, which determination is conclusive.

(b) “Release” refers to a valid waiver and general release of claims against the Company, in a form and manner acceptable to the Company and consistent with the Employment Agreement, with such revisions reasonably determined by the Company to be necessary at the applicable time.

(c) “Service” means your employment or other service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(d) “Total and Permanent Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

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(e) “You,” “Your” means the recipient of the Option as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Option may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{Signature page follows}

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IN WITNESS WHEREOF, this Agreement is dated and has been executed as of the date electronically accepted and acknowledged by the award recipient.

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